Exhibit 99.(a)(1)(A)
EMULEX CORPORATION
3333 Susan Street
Costa Mesa, California 92626
(714) 662-5600
OFFER TO EXCHANGE
CERTAIN OUTSTANDING STOCK OPTIONS
JUNE 15, 2009
THIS OFFER EXPIRES AT 11:59 P.M. CALIFORNIA TIME
ON JULY 13, 2009, UNLESS WE EXTEND THIS OFFER
     Emulex Corporation (“we”, “us” or “Emulex”) is offering you the opportunity to exchange certain eligible stock options currently outstanding (“eligible options”) for restricted stock units, each restricted stock unit representing one share of our common stock, par value $0.10 per share, to be issued in the future. The restricted stock units will be issued under our 2005 Equity Incentive Plan (the “Equity Incentive Plan”) in accordance with a specified exchange formula as described herein, pursuant to the terms and conditions of this Offer to Exchange Certain Outstanding Stock Options, including the Summary of Terms and any other communications we may periodically send to you (which together, as they may be amended from time to time, constitute the “exchange offer”).
     You are eligible to participate in this exchange offer if you are an employee of Emulex or any of our subsidiaries as of June 15, 2009, the date this exchange offer commenced, and you remain an employee of Emulex or our subsidiaries through the expiration date (as defined below) of this exchange offer and you hold eligible options. However, members of our Board of Directors, our Securities Exchange Act Section 16 officers (who are listed on Appendix A of this exchange offer) and our consultants will not be eligible to participate.
     The expiration date of this exchange offer is 11:59 p.m. California time on July 13, 2009. If we extend the period of time during which this exchange offer remains open, the term “expiration date” will refer to the latest time and date at which this exchange offer expires. The restricted stock units will be granted under the Equity Incentive Plan approximately one (1) business day following the expiration date of this exchange offer, such grant date currently anticipated to be July 14, 2009 (the “grant date”), although the Compensation Committee of our board of directors retains the discretion to determine a different grant date for the restricted stock units. This exchange offer is separate and unrelated to the unsolicited tender offer launched by Broadcom Corporation on May 5, 2009 for all of the outstanding shares of common stock of Emulex.
     The number of restricted stock units you will receive in exchange for any tendered eligible option will be based on the per share exercise price of the tendered option and will in all events be less than the number of shares subject to the tendered options. The ratio by which you can determine the actual number of restricted stock units to be received in exchange for tendered, accepted and cancelled options is described in Question 8.
     Each restricted stock unit represents the right to receive one share of our common stock upon vesting. Restricted stock units are subject to forfeiture and other restrictions until they vest. Upon vesting, the shares of common stock underlying the vested restricted stock units will be issued to you, subject to the collection of all applicable withholding taxes and payments. The issued shares will be freely tradable, subject to our insider trading policies and any other market blackout periods we may impose from time to time.
     Each restricted stock unit granted in this exchange offer will vest as follows: 30% of the total number of units vest on the first anniversary of the date of grant, 30% of the total number of units vest on the second anniversary of the date of grant, and 40% of the total number of units vest on the third anniversary of the date of grant, provided that the grantee remains an employee of Emulex or one of its subsidiaries as of each such date. Shares of common stock will be delivered in satisfaction of the restricted stock units upon vesting, subject to your furnishing Emulex with, or otherwise making provision for, sufficient funds to satisfy Emulex’s tax withholding obligations. If you exchange your eligible options and your employment with Emulex is terminated prior to the full vesting of your restricted stock units, you will forfeit and have no further rights with respect to any unvested portion of your restricted stock units (subject to any rights you may have under our Change in Control Retention Plan or any agreement between you and Emulex).
     Shares of our common stock are quoted on the New York Stock Exchange under the symbol “ELX”. On May 27, 2009, the closing price of our common stock as reported on the New York Stock Exchange was $10.70 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange eligible options under this exchange offer. We can provide no assurance as to the price of our common stock at any time in the future, and nothing contained in this document or the other documents you receive relating to this exchange offer should be interpreted in any way as a claim relating to the future prospects of the price of our common stock, nor should any inference about such future prospects be drawn from anything contained herein or therein.
     Please note that although you may tender as many or as few of your eligible options as you like, you must exchange all shares issuable under each particular grant of eligible options you wish to exchange. For example, if you received one grant of eligible options with the right to purchase 200 shares of our common stock and another grant of eligible options with the right to purchase 50 shares of our common stock, you may tender one or both of these grants of eligible options. However, you may not partially tender an eligible option grant (e.g., 50 shares of the eligible option grant of the 200 shares or 25 shares of the eligible option grant of the 50 shares).
     We are making this exchange offer upon the terms and subject to the conditions described in this exchange offer, including the Summary of Terms and any other communications by us. This exchange offer is not conditioned upon a minimum number of option holders accepting this exchange offer or a minimum number of eligible options being exchanged, but is subject to other conditions that we describe in section 6 of this exchange offer.
     You will need to make your election to exchange eligible options in writing using the election form that we have provided you.
     If your employment with Emulex is terminated for any reason on or before the grant date, you will not receive any restricted stock units. If you elect to participate in the exchange offer, your eligible options will be cancelled on the exchange offer expiration date. If you choose to exchange your eligible options and your employment with Emulex terminates for any reason on or after the expiration date of this exchange offer and prior to the grant date, you will forfeit and not be permitted to exercise your eligible options and you will not receive any restricted stock units.
     Emulex does not make any recommendations as to whether or not you should tender your eligible options for exchange. We recognize that the decision to accept or reject this exchange offer is an individual one that may be based on a variety of factors. You should consult your personal outside advisor(s) if you have questions about your financial or tax situation.
     See “Risk Factors” beginning on page 23 for a discussion of risks and uncertainties that you should consider before tendering your eligible options.

IMPORTANT INFORMATION
     If you wish to tender any or all of your eligible options for restricted stock units, you must properly complete and sign the accompanying Election Form and deliver it properly completed and signed to us so that we receive it before 11:59 p.m., California time, on July 13, 2009 (or such later date as may apply if this exchange offer is extended), by one of the following means:
By Mail or Courier
Emulex Corporation
3333 Susan Street
Costa Mesa, California 92626
Attention: Joyce Shinn
Phone: (714) 662-5600
By Facsimile
Emulex Corporation
Attention: Joyce Shinn
Facsimile: (714) 641-0172
By Hand or Interoffice Mail
Attention: Joyce Shinn
By Email (By PDF or similar imaged document file)
joyce.shinn@emulex.com
     You do not need to return your stock option agreements for your eligible options to be exchanged in this exchange offer.
     This transaction has not been approved or disapproved by the United States Securities and Exchange Commission (the “SEC”), nor has the SEC passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this exchange offer. Any representation to the contrary is a criminal offense.
     The information about this exchange offer from Emulex is limited to the information contained in this exchange offer, including the Summary of Terms and any other communications we may periodically send to you. We have not authorized any person to make any recommendation on our behalf as to whether or not you should exchange your eligible options pursuant to this exchange offer, nor have we authorized anyone to give you any information or to make any representation in connection with this exchange offer other than the information and representations contained in this exchange offer, including the Summary of Terms and any other communication we may periodically send to you. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by Emulex.
FORWARD-LOOKING STATEMENTS
     The statements contained in this exchange offer include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that may be subject to the “safe harbor” of those Acts. We may also make forward-looking statements in other filings with the SEC, in materials delivered to stockholders and in press releases. In addition, our representatives may from time to time make oral forward-looking statements. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Words such as “anticipates,” “in the opinion,” “believes,” “intends,” “expects,” “may,” “will,” “should,” “could,” “plans,” “forecasts,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and similar expressions may be intended to identify forward-looking statements.

     Actual future results could differ materially from those described in the forward-looking statements as a result of a variety of factors. Except as required by law, we expressly disclaim any obligation or undertaking to release publicly any updates or changes to these forward-looking statements that may be made to reflect any future events or circumstances. Any forward-looking statements we make are subject to risks, uncertainties and changes in condition, significance, value and effect, including those discussed under the headings “Risk Factors,” included in this document and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in our SEC Filings. These risks, uncertainties and changes in condition, significance, value and effect could cause actual results to differ materially from those expressed in this offering circular and in ways not readily foreseeable.

v

SUMMARY OF TERMS
OF
OFFER TO EXCHANGE CERTAIN OUTSTANDING STOCK OPTIONS
JUNE 15, 2009
Response Due By 11:59 p.m. California time,
on July 13, 2009, unless this Exchange Offer is Extended by Notice
     The following information should answer most of the questions that you may have about this Offer to Exchange Certain Outstanding Stock Options, including this Summary of Terms and any other communications we may periodically send to you (which together, as they may be amended from time to time, constitute the “exchange offer”). Please read the remainder of this exchange offer and the accompanying documents carefully and in their entirety as they contain information relevant to your decision as to whether or not to participate in this exchange offer. We have included references to the relevant sections of this exchange offer where you can find a more complete description of the topics discussed in this Summary of Terms.
GENERAL QUESTIONS ABOUT THE TERMS OF THE OFFER
Q1.	What is the exchange offer?
     We are offering eligible employees (as defined below) the opportunity to exchange stock options with exercise prices equal to or greater than $14.11 and currently outstanding (“eligible options”) for restricted stock units (“restricted stock units”). The exercise price of $14.11 approximates the highest closing sales price of our common stock for the 52 weeks preceding the start of this exchange offer. The restricted stock units will be granted under our 2005 Equity Incentive Plan (the “Equity Incentive Plan”) in accordance with the exchange ratios described herein (see Question 7 below for additional information on the exchange ratios) approximately one (1) business day following expiration of this exchange offer, although for administrative processing reasons, you may not receive notice of your new restricted stock unit grant for a period of time following the grant date of your restricted stock units. The Board of Directors retains the discretion to determine the grant date of the restricted stock units. (See section 1 of this exchange offer.)
Q2.	Who can participate in this exchange offer?
     You are eligible to participate in this exchange offer if you are an employee of Emulex Corporation or any of its subsidiaries (together with its subsidiaries, “Emulex”, “we”, “our” or “us”) as of June 15, 2009, the date this exchange offer commenced, and you continue to be employed by or in service to Emulex through 11:59 p.m. California time on July 13, 2009 (an “eligible employee”), and you hold eligible options. However, members of our board of directors, our Section 16 executive officers (who are listed on Appendix A of this exchange offer) and our consultants are not eligible to participate in the exchange offer. An eligible employee whose employment with Emulex terminates for any reason at any time before the expiration date of this exchange offer will not be an eligible employee. (See section 1 of this exchange offer.)
Q3.	What if I leave Emulex after this exchange offer begins but before my restricted stock units are granted?
     To receive restricted stock units, you must be employed by or in service to Emulex at the time the exchange offer commences through the expiration date of the exchange offer. If you elect to participate in the exchange offer and your employment with Emulex terminates for any reason before the grant date of your restricted stock units, you would not receive any restricted stock units. If your employment with Emulex terminates prior to the expiration date of this exchange offer, you would be permitted to exercise your options within the usual post-termination periods set forth in the Equity Incentive Plan or other equity plan under which your options were granted, as applicable, to the extent that they were exercisable at the time of termination. Otherwise, any eligible options that you tendered will be cancelled on the expiration date of this exchange offer. If your employment with Emulex terminates on or after the expiration date of this exchange offer and before the grant date of your restricted stock units, you will forfeit and not be permitted to exercise any eligible options that you tendered, and you will not receive restricted stock units. (See section 1 of this exchange offer.)
     Nothing in this exchange offer should be construed to confer upon you the right to remain an employee of Emulex or one of our subsidiaries. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our employ until the grant date for the new option grants or thereafter.
Q4.	Why is Emulex making this exchange offer?
     Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. For this reason, we believe these options may not effectively retain and motivate our employees and are unlikely to be exercised in the near future. By making the offer to exchange outstanding options for restricted stock units, we intend to create better incentives for our employees to remain with us and work on creating shareholder value. A stock option with an exercise price above the market value of the underlying stock does not have any real value to our employees unless the price of our common stock increases. However, shares of our common stock received upon the vesting of restricted stock units will have an immediate value equal to the then current stock price. In addition, upon the vesting of a restricted stock unit, unlike with respect to an option, the holder does not have to pay a purchase price for the shares. Based on the foregoing factors, we believe that this exchange offer will help retain employees and create a greater sense of ownership and thereby contribute to the attainment of our business and financial objectives and the creation of value for all of our stockholders. (See section 2 of this exchange offer.)
Q5.	How can I tell which of my outstanding options are eligible options?
     If you are a current employee of Emulex, one or more of your outstanding options has an exercise price equal to or greater than $14.11 and that option remains outstanding and unexercised as of the expiration date of this offer, that option is an eligible option. You will be provided with an election form that contains a summary of your eligible options.
Q6.	Are there any conditions to this exchange offer?
     Yes. This exchange offer is subject to the conditions described in section 6 of this exchange offer. If any of these events occur, Emulex may terminate, postpone or amend this exchange offer. However, this exchange offer is not conditioned on a minimum number of eligible employees accepting this exchange offer or a minimum number of eligible options being exchanged. (See section 6 of this exchange offer.)
Q7.	Is the exchange offer related to Broadcom Corporation’s unsolicited tender offer?
     On May 5, 2009, Broadcom Corporation (“Broadcom”), through Fiji Acquisition Corporation, a wholly owned subsidiary of Broadcom (“Purchaser”), launched an unsolicited tender offer to acquire all outstanding shares of Emulex’s common stock at a price of $9.25 per share in cash which was extended on June 4, 2009 to expire on June 17, 2009 (as extended from time-to-time, the “Broadcom Offer”), subject to a number of significant terms and conditions. While the timing of the Broadcom Offer overlaps with the exchange offer, the Broadcom Offer is distinct and is not related to the exchange offer. The exchange offer was approved by the stockholders of Emulex at Emulex’s annual meeting of stockholders held on November 19, 2008, which occurred prior to the launch of the Broadcom Offer.

SPECIFIC QUESTIONS ABOUT THE ELIGIBLE OPTIONS TO BE EXCHANGED
Q8.	If I participate, how many restricted stock units will I receive?
     Under this exchange offer, you may make an election to exchange your unexercised eligible options for a number of restricted stock units based on the following ratios:

Exercise Price of Options	Exchange Ratio
$14.11 - $16.29	7:1
$16.30 - $18.49	11:1
$18.50 - $20.49	16:1
$20.50 - $21.12	22:1
$21.13 - $23.49	30:1
$23.50 - $27.99	37:1
$28.00 and above	50:1
Grants of restricted stock units calculated in accordance with the exchange ratios set forth above will be rounded down to the nearest whole share on a grant-by-grant basis. (See section 1 of this exchange offer.)
Q9.	How did Emulex determine the number of restricted stock units issuable in exchange for eligible options?
     Among other things, Emulex assessed the economic value of the eligible options and the restricted stock units issuable in exchange for the cancellation of eligible options, with the objective of ensuring that the restricted stock awards granted in connection with the exchange offer had an aggregate fair value no greater than the aggregate fair value of the stock options surrendered. (See section 1 of this exchange offer.)
Q10.	If I elect to participate and exchange my eligible options, do I have to exchange all of my eligible options, or can I just exchange some of them?
     You are not obligated to exchange all of your eligible options and will be free to exchange as few or as many of your individual eligible options as you wish. However, if you elect to exchange shares from any eligible option grant, you must elect to exchange all shares issuable under such eligible option grant.
     For example, if you received one grant of eligible options with the right to purchase 200 shares of our common stock, and another grant of eligible options with the right to purchase 50 shares of our common stock, you may tender one or both of these grants of eligible options. However, you may not partially tender an eligible option grant (e.g., 50 shares of the eligible option grant of the 200 shares or 25 shares of the eligible option grant of the 50 shares). (See section 1 of this exchange offer.)
Q11.	My eligible options are already vested. Will my restricted stock units also be fully vested?
     No. For all eligible employees, restricted stock units will become vested in three (3) annual installments: 30% vest on the first anniversary of the date of grant, 30% vest on the second anniversary of the date of grant and 40% vest on the third anniversary of the date of grant. (See section 1 of this exchange offer.)
Q12.	Can I exchange eligible options that I have already fully or partially exercised or that expire prior to the expiration date of this offer?
     If you previously exercised an option grant in its entirety, that option grant is no longer outstanding and is therefore not eligible for exchange under this exchange offer. However, if you previously exercised an eligible option grant in part, the remaining unexercised portion of the eligible option grant may be exchanged under this exchange offer. In addition, if you hold an option that expires after the commencement of, but before the cancellation of options under this exchange offer, that particular option is not eligible for exchange. As a result, if you hold options that expire before the currently scheduled expiration date or, if we extend the exchange offer such that the expiration date is a later date and you hold options that expire before the rescheduled expiration date, those options will not be eligible for exchange and such options will continue to be governed by their original terms.
Q13.	May I exchange shares I bought under the Employee Stock Purchase Plan?
     No. The exchange offer only pertains to options granted under one of our equity incentive plans. Any shares purchased under the Employee Stock Purchase Plan (the “ESPP”) are not outstanding options and cannot be tendered. The exchange offer has no effect on the prices at which a participant in the ESPP can buy stock in the ESPP.
Q14.	What happens to eligible options that I choose not to exchange?
     Eligible options that you choose not to exchange will retain all of their current terms and conditions, including their current exercise price, expiration date and vesting schedule.
Q15.	Does Emulex recommend that employees participate in the program?
     Emulex is not making a recommendation to employees whether or not to accept this exchange offer and no one from Emulex has been, or will be, authorized to provide you with additional information in this regard. However, Emulex is providing as much information as is allowable by the SEC to assist you to make your informed decision. For questions regarding investment-related issues, you should talk to your own advisors.
SPECIFIC QUESTIONS ABOUT THE RESTRICTED STOCK UNITS
Q16.	What are restricted stock units?
     Each restricted stock unit represents the right to receive one share of our common stock when that unit vests. Restricted stock units are considered “restricted” because they are subject to forfeiture and restrictions on transfer prior to vesting. You will not have any rights as a stockholder of Emulex as a result of holding restricted stock units, and restricted stock units do not entitle you to vote, receive dividends or receive notices of meetings and other materials provided to Emulex’s stockholders. You will have these entitlements if and when you receive shares of Emulex common stock upon vesting of the restricted stock units. The restricted stock units will be granted under the Emulex Corporation 2005 Equity Incentive Plan and will be subject to the terms of a notice of grant of restricted stock units and a restricted stock units award agreement which you must enter into with Emulex. The current forms of notice of grant of restricted stock units and restricted stock unit award agreements under the Equity Incentive Plan are incorporated by reference as exhibits to the Schedule TO with which this exchange offer has been filed and is available on the SEC website at www.sec.gov. As the restricted stock units vest, and the related shares are issued to you, you may transfer or sell the shares, subject to (i) applicable securities law restrictions and (ii) our insider trading policies with respect to transfers or sales of Emulex’s securities. (See section 8 of this exchange offer)
     You will not be required to pay cash for the restricted stock units or shares of common stock you receive upon vesting of the restricted stock units. However, as further discussed in section 13, if you are subject to tax in the U.S., you will recognize ordinary income upon vesting of the shares and you will be required to pay all withholding taxes as well as any other personal taxes attributable to such income. Non-U.S. employees will be required to satisfy all applicable tax and other payment obligations in connection with the exchange of options, or the grant and/or vesting of the restricted stock units.

Q17.	Do I need to exercise my restricted stock units in order to receive shares?
     No. Unlike options, which you must exercise in order to receive the vested shares subject to the award, you do not need to exercise restricted stock units in order to receive shares. Your restricted stock units will vest in accordance with the vesting schedule described in Question 18 and you automatically will receive the shares subject to the restricted stock units promptly thereafter. Restricted stock units that do not vest will be forfeited to Emulex.
Q18.	When will I receive my restricted stock units?
     The restricted stock units will be granted on the next business day following expiration of this exchange offer, such grant date currently anticipated to be July 14, 2009, although for administrative processing reasons, you may not receive notice of your new grant for a period of time following the this date. (See section 5 of this exchange offer.) The Board of Directors retains the discretion to determine the date of grant of the restricted stock units. (See section 1 of this exchange offer.)
Q19.	What will the vesting schedule of my restricted stock units be?
     The restricted stock units will vest on a different schedule than your tendered eligible options. For all eligible employees, restricted stock units will become vested in three (3) annual installments: 30% vest on the first anniversary of the date of grant, 30% vest on the second anniversary of the date of grant and 40% vest on the third anniversary of the date of grant. For all restricted stock units, vesting is contingent upon your continued employment with Emulex through the applicable vesting dates. If your employment with Emulex is terminated for any reason prior to full vesting of your restricted stock units, you will forfeit and have no further rights with respect to any unvested portion of your restricted stock units. However, any restricted stock units granted to eligible employees who participate in our Change in Control Retention Plan or who are subject to Key Employee Retention Agreements with us will continue to be governed by the terms of such plan or agreements. (See sections 1 and 8 of this exchange offer.)
Q20.	What will the other terms and conditions of my restricted stock units be?
     The other terms and conditions of your restricted stock units not described in this exchange offer will be generally comparable to terms and conditions of other award agreements under the Equity Incentive Plan. The current forms of the notice of grant of restricted stock units and the restricted stock unit agreements under the Equity Incentive Plan are incorporated by reference as exhibits to the Schedule TO with which this exchange offer has been filed and is available on the SEC website at www.sec.gov.
SPECIFIC QUESTIONS ABOUT THE POTENTIAL CONSEQUENCES OF ACCEPTING OR REJECTING THIS OFFER
Q21.	What happens if I accept this exchange offer?
     If you accept this exchange offer, the eligible options you choose to exchange will be cancelled promptly after 11:59 p.m. California time on the expiration date of this exchange offer, and you will have no further right or interest in these eligible options. If you choose to accept this exchange offer, you will receive notice of your restricted stock units as promptly as possible following the grant date.
Q22.	Will I owe taxes if I participate in the exchange offer?
     The exchange of eligible options pursuant to this exchange offer should be treated as a non-taxable exchange, such that no income should be recognized for U.S. Federal or state income tax purposes upon grant of the restricted stock units.
     Upon the vesting of your restricted stock units and the transfer of our common stock to you, however, you will recognize income for U.S. federal income tax purposes, at which time Emulex will also generally have a tax withholding obligation. Emulex will satisfy tax withholding obligations in the manner specified in your restricted stock unit agreement (generally through withholding of shares equal in value to the tax withholding obligation). A form of restricted stock unit agreement is incorporated by reference as an exhibit to the Schedule TO with which this exchange offer has been filed and is available at www.sec.gov. You may also have taxable income when you sell the shares issued upon settlement of your awards.
     If you are a tax resident or subject to the tax laws in more than one country, you should be aware that there might be additional tax and other consequences in more than one country that may apply to you. For additional information about your personal tax situation, you should talk to your own financial or tax advisor. (See section 13 of this exchange offer)
Q23.	Do I have to participate in the exchange offer?
     No. Participation in this exchange offer is completely voluntary. If you choose not to participate, no changes will be made to the terms of your current option grants.
Q24.	What happens if Emulex merges into or is acquired by another company?
     The consequence and effect on this exchange offer and restricted stock units received in this exchange offer of a merger or acquisition of Emulex will differ depending on the timing and form of the transaction.
     If we merge into or are acquired by another company before the expiration of this exchange offer, you may withdraw your tendered options and you will have all the rights afforded to you to acquire our common stock under the existing agreements evidencing these options.
     Under the terms of the Equity Incentive Plan, if we are acquired by another company (by merger, sale of assets or sale of stock) after your tendered option grants are accepted for exchange and cancelled and the restricted stock units are granted but before the units vest, those units may be assumed by the acquiring company or, at the discretion of the Compensation Committee, those units may vest on an accelerated basis. (See section 8 of this exchange offer.)
SPECIFIC QUESTIONS ABOUT THE PROCESS OF EXCHANGING ELIGIBLE OPTIONS
Q25.	When does this exchange offer expire? Can this exchange offer be extended, and if so, how will I know if it is extended?
     The expiration date of this exchange offer is 11:59 p.m. California time on July 13, 2009, unless we extend it. Although we do not currently intend to do so, we may, in our sole discretion, extend this exchange offer at any time prior to the expiration date. If we extend this exchange offer, we will announce the extension no later than 9:00 a.m. Eastern time (6:00 a.m. California time) on the business day following the last previously scheduled or announced expiration date. (See section 14 of this exchange offer.)
Q26.	If I decide to accept this exchange offer, what do I need to do?
     If you wish to accept this exchange offer, you must submit your election form to us pursuant to its instructions no later than 11:59 p.m. California time on the expiration date of this exchange offer. The election form is provided along with the other documents regarding this exchange offer. If you have questions, please call Joyce Shinn at (714) 662-5600 or send an email to joyce.shinn@emulex.com. If we do not receive your signed, written Election Form by 11:59 p.m. California time on the expiration date of this exchange offer, you will be deemed to have rejected this exchange offer. (See section 3 of this exchange offer)
Q27.	Under what circumstances would Emulex not accept my eligible option grant for exchange
     We currently expect that we will accept promptly after the expiration date of this exchange offer all eligible options for which written elections are properly completed, signed and submitted and have not been validly changed or withdrawn. We may, however, reject any or all written election forms to the extent we determine they were not properly completed, signed or submitted, to the extent we determine it is unlawful to accept the exchanged eligible options or to the extent that any condition described in section 6 of this exchange offer makes it inadvisable in our reasonable judgment to proceed with this exchange offer. (See sections 3, 4, 5 and 6 of this exchange offer.)
Q28.	Can I change my previous election prior to the expiration date of the exchange offer?
     Yes. You may change your previous election or withdraw from this exchange offer by properly completing, executing and submitting a new election form or a withdrawal form before the expiration date of this exchange offer. You may change your election more than once. Your last properly submitted written election form will supersede any prior election forms you may have completed, signed and submitted. (See section 4 of this exchange offer).
Q29.	If I elect to participate in this exchange offer, do I have to return any stock option agreements for the eligible options I wish to exchange?
     No. You do not need to return any stock option agreements as they will automatically be cancelled when we accept your eligible options for exchange.
Q30.	Who can I talk to if I have questions about this exchange offer?
     For general assistance, please call Joyce Shinn at (714) 662-5600 or send an email to joyce.shinn@emulex.com. You should consult your personal outside advisor(s) if you have questions about your financial or tax situation.

THE OFFER
1.	NUMBER OF OPTIONS; EXPIRATION DATE.
     We are offering eligible employees (as defined below) of Emulex Corporation (together with its subsidiaries, the “Company”, “Emulex”, “we”, “our” or “us”) the opportunity to exchange stock options with exercise prices greater than or equal to $14.11 and currently outstanding (“eligible options”) for restricted stock units. The exercise price of $14.11 approximates the highest closing sales price of our common stock for the 52 weeks preceding the start of this exchange offer. All eligible options were granted under Emulex’s Employee Stock Option Plan, the 2004 Employee Stock Incentive Plan, the 2005 Equity Incentive Plan (the “Equity Incentive Plan”), as well as the following plans assumed by Emulex in connection with its acquisitions of Vixel Corporation, Aarohi Communications, Inc. and Sierra Logic, Inc.: the Vixel Corporation Amended and Restated 1995 Stock Option Plan, the Vixel Corporation 1999 Equity Incentive Plan, the Vixel Corporation 2000 Non-Officer Equity Incentive Plan, the Aarohi Communications, Inc. 2001 Stock Option Plan and the Sierra Logic, Inc. 2001 Stock Option Plan.
     The restricted stock units will be granted on the next business day following expiration of this exchange offer, such grant date currently anticipated to be July 14, 2009. All restricted stock units will be granted under the Equity Incentive Plan in accordance with a specified exchange formula as described herein, and pursuant to the terms and conditions of this exchange offer, including the Summary of Terms and any other communications we may periodically send to you. The Board of Directors retains the discretion to determine the grant date of the restricted stock units.
     “Eligible employees” are employees of Emulex as of June 15, 2009 who hold eligible options and continue to be employed by or in service to Emulex through 11:59 p.m. California time on July 13, 2009 (the “expiration date”). However, members of our Board of Directors, our Exchange Act Section 16 officers (who are listed on Appendix A of this exchange offer) and our consultants will not be eligible to participate. If we extend the period of time during which this exchange offer remains open, the term “expiration date” will refer to the latest time and date at which this exchange offer expires. See section 14 of this exchange offer for a description of our rights to extend, delay, terminate and amend this exchange offer.
     If you wish to accept this exchange offer, you are free to elect to exchange as many or as few of the eligible options as you like; however, you must exchange all shares issuable under each particular eligible option grant you wish to exchange. For example, if you received one grant of eligible options with the right to purchase 200 shares of our common stock, and another grant of eligible options with the right to purchase 50 shares of our common stock, you may tender one or both of these eligible options. However, you may not partially tender an eligible option grant (e.g., 50 shares of the eligible option grant of the 200 shares or 25 shares of the eligible option grant of the 50 shares).
     This exchange offer is subject to the terms and conditions described herein, including the Summary of Terms, the Election Form and any other communications periodically sent to you by us. We will only accept eligible options that are properly exchanged and not validly withdrawn, in accordance with section 4 of this exchange offer, by 11:59 p.m. California time on the expiration date of this offer. If we do not receive your written election to participate by such date and time, you will be deemed to have rejected this exchange offer. If your employment with Emulex is terminated for any reason on or before the grant date of your restricted stock units, you will not receive any restricted stock units. If your employment with Emulex is terminated prior to the expiration date of this exchange offer, you would be permitted to exercise your options within the usual post-termination periods set forth in the applicable equity plan under which your options were granted, to the extent that they were exercisable at the time of termination. Otherwise, on the expiration date of this exchange offer, any eligible options that you tendered will be cancelled, and if your employment with Emulex is terminated on or after the expiration date of this exchange offer and before the date your restricted stock units are granted, you will forfeit and not be permitted to exercise any eligible options that you tendered and you will not receive restricted stock units.

     The number of restricted stock units that you will be granted in exchange for the cancellation of your eligible options will be based on the following exchange ratios:

Exercise Price of Options	Exchange Ratio
$14.11 - $16.29	7 : 1
$16.30 - $18.49	11 : 1
$18.50 - $20.49	16 : 1
$20.50 - $21.12	22 : 1
$21.13 - $23.49	30 : 1
$23.50 - $27.99	37 : 1
$28.00 and above	50 : 1
Grants of restricted stock units calculated in accordance with the exchange ratios set forth above will be rounded down to the nearest whole share on a grant-by-grant basis.
     The exchange ratios were established by us and are intended to result in the issuance of restricted stock units for which we will recognize little or no accounting expense. The calculations to determine the exchange ratios calculate the “fair value” of the eligible options using a standard but complicated valuation method called “Black-Scholes,” which takes into account a number of different factors relating to the eligible options, including their remaining term.
     For all eligible employees restricted stock units will become vested in three (3) annual installments as follows: 30% shall vest on the first anniversary of the date of grant, 30% shall vest on the second anniversary of the date of grant and the remaining 40% shall vest on the third anniversary of the date of grant. Vesting is contingent upon your continuous employment with Emulex through the applicable vesting dates. If your employment with Emulex terminates prior to full vesting, you will forfeit and have no further rights with respect to any unvested portion of your restricted stock units, subject to any other written agreement between you and Emulex. All restricted stock units will be granted under the Equity Incentive Plan.
     We will issue a press release or otherwise notify each eligible employee and keep this exchange offer open for at least ten (10) business days after the date of such notification if we decide to take any of the following actions prior to the expiration date of the exchange offer:
•	increase or decrease what we will give you in exchange for your eligible options; or

•	increase or decrease the number of eligible options to be exchanged in this exchange offer.
For purposes of the exchange offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern time.
2.	PURPOSE OF THIS OFFER.
     When the Board of Directors or the Compensation Committee approves the grant of a stock option, it establishes the exercise price that the employee must pay to purchase shares of common stock when the option is exercised. The per share exercise price is set at the closing market price of a share of common stock on the date the option is granted. Thus, an employee receives value only if he or she exercises an option and sells the purchased shares at a price that exceeds the option’s exercise price. The granting of stock options is intended to align the interests of Emulex’s employees with those of its stockholders in terms of increasing the value of our common stock.
     As a result of the recent economic slowdown and the resulting deterioration in the stock price of technology companies in general and storage sector companies such as Emulex in particular, many of our outstanding options have exercise prices that are significantly higher than the current market price of our common stock. In many cases, these “out-of-the-money” stock options no longer serve as effective incentives to retain, motivate and reward the eligible employees. Accordingly, our Board adopted the exchange offer to recognize contributions made to our success and to align the interests of our employee with the interests of our stockholders.
     Moreover, many of the eligible options have been out-of-the-money for an extended period of time and, therefore, have not been exercised by our employees. Coupled with periodic grants of options and other equity-based awards to new and continuing employees, the number of shares subject to outstanding stock options and other unvested equity awards has steadily increased as a percentage of our total shares of common stock outstanding, creating a significant equity award “overhang.” Under this exchange offer, eligible employees who participate in the exchange offer will receive significantly fewer restricted stock units than the number of shares subject to options surrendered. Because participating employees will exchange a greater number of options for a lesser number of restricted stock units, the number of shares of stock subject to all outstanding stock options and other unvested equity awards will be reduced, thereby reducing the equity award overhang. If all of the eligible options are exchanged for restricted stock units, eligible options for approximately 5,829,881 shares will be surrendered and cancelled, while approximately 377,747 restricted stock units will be issued, resulting in a net reduction in the equity award overhang by approximately 5,452,134 shares or approximately 7% of the number of shares of our common stock outstanding as of May 27, 2009. The actual reduction in the overhang of our outstanding stock options that could result from this exchange offer could vary significantly and is dependent upon a number of factors, including the actual level of participation in the exchange offer.
     Further, we are obligated to recognize compensation expense for the outstanding options even though they are underwater and are not providing their intended incentive and retention benefits. This is not an efficient use of our resources. Since the exchange offer is structured to replace underwater awards with restricted stock units of similar or lesser value, we expect to recognize little or no additional compensation expense. We may incur compensation expense as a result of fluctuations in our stock price between the time the exchange ratios were set, shortly before the exchange program began, and when the exchange actually occurs on the expiration date. We also may incur compensation expense due to the incremental value of restricted stock units awarded in exchange for certain option grants, depending on where those option grants fall within the range of the exchange ratios. In both cases, however, we expect any such compensation expenses to be minimal and immaterial. As a result, the exchange program will allow us to realize real incentive and retention benefits from the restricted stock units issued, while recognizing essentially the same amount of compensation expense as we would have recognized for the eligible awards.
     Except as otherwise disclosed in this exchange offer or in our SEC filings, we presently have no plans, proposals, or negotiations that relate to or would result in:
•	Any extraordinary transaction, such as a merger, reorganization or liquidation, involving Emulex (other than the Broadcom Offer discussed in section 11 of this exchange offer);

•	Any purchase, sale or transfer of a material amount of our assets;

•	Any change in our present board of directors or management, including, but not limited to, any plans or proposals to change the number or term of directors or to fill any existing board vacancies or to change any named executive officer’s material terms of employment;

•	Any other material change in our corporate structure or business;

•	Our common stock being delisted from the New York Stock Exchange or not being authorized for quotation in an automated quotation system operated by a national securities association;

•	Our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

•	The suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	The acquisition by any person of an additional amount of our securities or the disposition of an amount of any of our securities; or

•	Any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.
     The Board makes no recommendation as to whether or not you should tender your eligible options for exchange. The Board recognizes that the decision to accept or reject this exchange offer is an individual one that should be based on a variety of factors. You should consult with your personal outside advisor(s) if you have questions about your financial or tax situation.
3.	PROCEDURES
     Proper Tender of Eligible Options. To validly tender your eligible options pursuant to this exchange offer you must remain an eligible optionholder and must not have received nor given a notice of termination prior to the expiration date of this exchange offer.
     If you wish to tender any or all of your eligible options for exchange, you must properly complete and sign the accompanying Election Form and deliver the properly completed and signed documents to us so that we receive them before 11:59 p.m., California time, on July 13, 2009 (or such later date as may apply if this exchange offer is extended), by one of the following means:
By Mail or Courier
Emulex Corporation
3333 Susan Street
Costa Mesa, California 92626
Attention: Joyce Shinn
Phone: (714) 662-5600
By Facsimile
Emulex Corporation
Attention: Joyce Shinn
Facsimile: (714) 641-0172
By Hand or Interoffice Mail
Attention: Joyce Shinn
By Email (By PDF or similar imaged document file)
joyce.shinn@emulex.com
     Except as described in the following sentence, the Election Form must be signed by the eligible optionholder who tendered the eligible options exactly as the eligible optionholder’s name appears on the stock option agreement relating to the eligible options. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the Election Form. You do not need to return your stock option agreements relating to any tendered eligible options, as they will be automatically cancelled if we accept your eligible options for exchange.
     Your eligible options will not be considered tendered until we receive the properly completed and signed Election Form. We must receive your properly completed and signed Election Form before 11:59 p.m., California time, on July 13, 2009. If you miss this deadline or submit an Election Form that is not properly completed as of the deadline, you will not be permitted to participate in this exchange offer. We will accept delivery of the signed Election Form only by hand, by interoffice mail, by facsimile, by regular or overnight mail or by email (by PDF or similar imaged document file). The method of delivery is at your own option and risk. You are responsible for making sure that the Election Form is delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Election Form before 11:59 p.m., California time, on July 13, 2009.
     Determination of Validity; Rejection of Elections; Waiver of Defects; No Obligation to Give Notice of Defects. We will resolve, in our sole discretion, all questions as to the number of shares subject to eligible options and the validity, form, eligibility (including time of receipt) and acceptance of written election forms. Our determination of these matters will be final and binding on all parties. We may reject any or all submissions to the extent that we determine they were not properly completed, signed and submitted, to the extent that we determine it is unlawful to accept the eligible options tendered for exchange or to the extent that any condition described in section 6 of this exchange offer makes it inadvisable in our reasonable judgment to proceed with this exchange offer. Otherwise, we will properly accept and timely exchange any tendered eligible options that are not validly withdrawn. We may waive any of the conditions of this exchange offer or any error in any written election form with respect to any particular eligible options or any particular eligible employee. No eligible options will be accepted for exchange until all errors have been cured by the eligible employee exchanging the eligible options or waived by us. Neither we nor any other person is obligated to give notice of any errors involved in the exchange of any eligible options, and no one will be liable for failing to give notice of any errors.
     Our Acceptance Constitutes an Agreement. If you elect to exchange any of your eligible options and you tender those eligible options according to the procedures described above, you will have accepted this exchange offer. However, only our acceptance of your eligible options that are properly exchanged will form a binding agreement between you and us on the terms and subject to the conditions of this exchange offer.
     Subject to our right to extend, terminate and amend this exchange offer, we currently expect that promptly after the expiration date of this exchange offer we will accept all properly and timely tendered eligible options that have not been validly withdrawn.
4.	CHANGE IN ELECTION; WITHDRAWAL RIGHTS
     Change in Election. You may only change your election by following the procedures described in this section 4.
     You may change your election at any time prior to 11:59 p.m. California time on the expiration date of this exchange offer. If we extend this exchange offer beyond that time, you may change your election at any time until the extended expiration date. Additionally, in accordance with the legal requirements for tender offers, you may withdraw any options you elected to exchange if after forty (40) business days after the commencement of this exchange offer, we have not yet closed this exchange offer and we have not accepted for exchange all eligible options you elected to exchange. The date of the fortieth (40th) business day after the commencement of this exchange offer is August 10, 2009.
     You may change your election more than once. Your last completed, signed and properly submitted Election Form will supersede any prior elections you may have submitted.
     If you have questions regarding the process for changing your election, you may contact Joyce Shinn at (714) 662-5600 or send an email to joyce.shinn@emulex.com..
     Neither we nor any other person is obligated to give notice of any errors you may make on your election form, and no one will be liable for failing to give notice of any errors. We will resolve, in our sole discretion, all questions as to the form and validity, including time of receipt, of any change to the documentation concerning this exchange offer. Our determinations of these matters will be final and binding on all parties.
     Withdrawal Rights. If you elect to accept this exchange offer as to some or all of your eligible options and later change your mind, you may withdraw your eligible options, and reject this exchange offer, by following the procedure described in this section 4. Please note that, just as you may not tender only part of an eligible option grant, you may also not withdraw your election with respect to only a portion of an eligible option grant. If you elect to withdraw a previously tendered option grant, you must reject this exchange offer with respect to the entire eligible option grant, but need not reject any other eligible options.
     You may withdraw your tendered option grants at any time before 11:59 p.m., California time, on July 13, 2009. If we extend this exchange offer beyond that time, you may withdraw your tendered option grants at any time until the extended expiration of this exchange offer. We intend to accept properly tendered eligible options on the next business day after the exchange offer expires, which is scheduled to be July 14, 2009.
     To validly withdraw tendered eligible options, you must deliver to us (using one of the same delivery methods described in section 3) a properly completed and signed Notice of Withdrawal while you still have the right to withdraw the tendered option grants. Your tendered eligible options will not be considered withdrawn until we receive your properly completed and signed Notice of Withdrawal. If you miss the deadline but remain an eligible employee of Emulex or one of our subsidiaries, any previously tendered eligible options will be cancelled and exchanged pursuant to this exchange offer. The method of delivery is at your own option and risk. You are responsible for making sure that the Notice of Withdrawal is delivered to the person indicated in section 3 above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Notice of Withdrawal on time.
     The Notice of Withdrawal must specify the eligible options to be withdrawn. Except as described in the following sentence, the Notice of Withdrawal must be signed by the eligible optionholder who tendered the eligible options to be withdrawn exactly as such eligible optionholder’s name appears on the Election Form previously submitted. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the Notice of Withdrawal. We have filed a form of the Notice of Withdrawal as an exhibit to the Tender Offer Statement on Schedule TO that we filed on June 15, 2009, which we refer to as the Schedule TO, with the SEC. We will deliver a copy of the Notice of Withdrawal to all option holders that validly elect to participate in this exchange offer.
     You may not rescind any withdrawal, and any eligible options you withdraw will thereafter be deemed not properly tendered for purposes of this exchange offer, unless you properly re-tender those eligible options before the expiration date of the exchange offer by following the procedures described in section 3 of this exchange offer.
     Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice of Withdrawal, nor will anyone incur any liability for failing to give notice of any defects or irregularities. We will determine all questions as to the form and validity, including time of receipt, of Notices of Withdrawal. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determinations of these matters will be final and binding.
5.	ACCEPTANCE OF ELIGIBLE OPTIONS FOR EXCHANGE AND CANCELLATION, AND ISSUANCE OF RESTRICTED STOCK UNITS.
     On the terms and subject to the conditions of this exchange offer, promptly following the expiration date of this exchange offer we will deliver to you notice of our acceptance for exchange and cancellation for each eligible option validly tendered and not properly withdrawn as of the expiration date. The restricted stock units will be granted approximately one (1) business day following the expiration date of this exchange offer, the grant date currently anticipated to be July 14, 2009, although for administrative processing reasons, you may not receive notice of your restricted stock units grant for a period of time after the grant date. The Board of Directors retains the discretion to determine the grant date.
6.	CONDITIONS OF THIS OFFER.
     We will not be required to accept any eligible options that you elect to exchange upon the occurrence of one or more of the conditions described below. We may terminate or amend this exchange offer, or postpone our acceptance and cancellation of any eligible options that you elect to exchange, in each case, if, at any time on or after the date hereof, and by 11:59 p.m. California time on the expiration date of this exchange offer, we determine that any condition described below has occurred that, in our reasonable judgment, makes it inadvisable for us to proceed with this exchange offer or to accept and cancel eligible options that you elect to exchange. These conditions are as follows:
•	if any action or proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, is threatened or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of this exchange offer, the acquisition of some or all of the exchanged eligible options, the issuance of restricted stock units, or otherwise relates to this exchange offer or that, in our reasonable judgment, could materially and adversely affect our business, financial condition, income or operations;

•	if any action is threatened, pending or taken, or any approval is withheld, by any court or any authority, agency or tribunal, domestic or foreign, that, in our reasonable judgment, would or might directly or indirectly:
•	make it illegal for us to accept some or all of the eligible options or to issue some or all of the restricted stock units or otherwise restrict or prohibit consummation of this exchange offer;

•	delay or restrict our ability, or render us unable, to accept the eligible options for exchange and cancellation or to issue restricted stock units for some or all of the exchanged eligible options; or

•	materially and adversely affect our business, condition (financial or other), income, operations or prospects;
•	if another person publicly makes or proposes a tender or exchange offer for some or all of our common stock, or an offer to merge with or acquire us (this condition does not apply to the Broadcom Offer as currently constituted and as described in Section 11 hereto);

•	if any of the following change or changes occur in our business, financial condition, assets, income, operations or stock ownership:
•	expect with respect to litigation or legal proceedings related to the Broadcom Offer, litigation or other proceedings are instituted against us, or any of our officers or members of our Board in their capacities as such, before or by any federal, state or local court, commission, regulatory body, administrative agency or other governmental or legislative body, domestic or foreign, in which an unfavorable ruling, decision, action, order, decree or finding resulting from such litigation or proceeding would materially and adversely affect Emulex collectively with our subsidiaries;

•	a material loss or interference with our business or properties from fire,

•	explosion, flood or other casualty, whether or not covered by insurance;

•	the suspension of trading in our equity securities by the SEC or by the New York Stock Exchange; or

•	a material change in the prospects for our business resulting from any number of factors such as a material adverse change in the financial or securities markets in the United States or elsewhere, or in political, financial or economic conditions in the United States or elsewhere, or any outbreak or material escalation of foreign or domestic hostilities or other calamity or crisis that could, in our reasonable judgment, have a material adverse effect on the business, financial condition or operations of Emulex or our subsidiaries or on the trading in our common stock; or
•	if we are required to extend the expiration date of this exchange offer by in excess of twenty (20) business days as a result of action or determination by the SEC or other regulatory authority.
     We may assert these conditions in our sole discretion at any time before the expiration date of this exchange offer and we may waive them at any time before the expiration date of this exchange offer, whether or not we waive any other condition to this exchange offer. Should we decide to waive or assert any of the conditions to this exchange offer, we must do so by 11:59 p.m. California time on the expiration date of this exchange offer.
     Our failure to exercise any of these rights is not a waiver of any of these rights. The waiver of any particular right is not, and will not be construed as, the waiver of any other right. However, once we choose to waive a particular right, we may not reassert that particular right again in this exchange offer. Any determination we make concerning the waiver or assertion by us of any of the conditions of this exchange offer will be final and binding on all eligible employees.
     We currently expect that we will accept all eligible options that are properly submitted to be exchanged and have not been validly withdrawn.
7.	PRICE RANGE OF COMMON STOCK.
     There is no established trading market for the eligible options. The securities underlying the eligible options are shares of our common stock. Our common stock is quoted on the New York Stock Exchange under the symbol “ELX”. The following table shows, for the periods indicated, the high and low sale prices per share of our common stock as reported by the New York Stock Exchange.

	High	Low
Fiscal Year ended July 1, 2007
First Quarter	$18.52	$14.07
Second Quarter	21.64	17.85
Third Quarter	20.34	17.01
Fourth Quarter	23.42	17.89

Fiscal Year ended June 29, 2008
First Quarter	$23.80	$16.51
Second Quarter	22.48	15.88
Third Quarter	16.95	12.88
Fourth Quarter	17.08	11.75

Fiscal Year ended June 28, 2009
First Quarter	$14.11	$10.32
Second Quarter	10.67	6.23
Third Quarter	7.55	4.53
Fourth Quarter (through May 27, 2009)	10.88	5.03
     As of May 27, 2009, the last reported sale price of our common stock as reported on the New York Stock Exchange was $10.70 per share.
     The number of shares of our common stock outstanding as of May 27, 2009 was 82,945,411.
     We recommend that you obtain and consider current market quotations for our common stock among other factors, before deciding whether to exchange your eligible options.

8.	SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF RESTRICTED STOCK UNITS
     Consideration. In this exchange offer, each eligible option may be exchanged for a number of restricted stock units based on the following exchange ratios:

Exercise Price of Options	Exchange Ratio
$14.11 - $16.29	7:1
$16.30 - $18.49	11:1
$18.50 - $20.49	16:1
$20.50 - $21.12	22:1
$21.13 - $23.49	30:1
$23.50 - $27.99	37:1
$28.00 and above	50:1
     As of May 27, 2009, there were outstanding eligible options to purchase 5,829,881 shares of common stock. If we receive and accept for exchange all outstanding eligible options, we will grant restricted stock units representing approximately 377,747 shares of our common stock, equaling approximately 0.5% of the total shares of our common stock outstanding as of May 27, 2009.
     Vesting of restricted stock units. The restricted stock units will be completely unvested at the time of grant, regardless of the vesting schedule of the tendered eligible options. For all eligible employees, restricted stock units will become vested in three (3) annual installments as follows: 30% vest on the first anniversary of the date of grant, 30% vest on the second anniversary of the date of grant and the remaining 40% vest on the third anniversary of the date of grant. Vesting is contingent upon your continuous employment with Emulex through the applicable vesting dates. One share of common stock will be delivered to you for each restricted stock unit that vests.
     If your employment with Emulex is terminated prior to full vesting, you will forfeit and have no further rights with respect to any unvested portion of your restricted stock units. However, eligible employees who participate in our Change in Control Retention Plan or who are subject to Key Employee Retention Agreements or other agreements with us governing their restricted stock units will continue to be governed by the terms of such plan or agreements.
     Other Terms and Conditions of the Restricted Stock Units. All restricted stock units will be issued under and subject to the terms of the Equity Incentive Plan. Shares of common stock will not be delivered under the restricted stock units until vesting. The other terms and conditions of the restricted stock units will be set forth in an award agreement to be entered into as of the grant date of your restricted stock units. The current forms of restricted stock unit agreements under the Equity Incentive Plan are incorporated by reference as exhibits to the Schedule TO with which this exchange offer has been filed and is available on the SEC website at www.sec.gov. Such other terms and conditions will be generally comparable to the other terms and conditions of other similar awards issued under the Equity Incentive Plan. Notwithstanding the foregoing, the terms and conditions of the restricted stock units, including their vesting provisions, are subject to the terms of applicable agreements between the restricted stock unit holder and Emulex, such as employment agreements. The issuance of the shares of common stock issuable upon vesting of the restricted stock units is registered with the SEC.
     Events Occurring Before the Restricted Stock Unit Grant Date. If we merge or consolidate with or are acquired by another entity prior to the expiration of the exchange offer, you may choose to withdraw any options which you tendered for exchange and your options will be treated in accordance with the applicable plan and option agreement under which they were granted. Further, if Emulex is acquired prior to the expiration of the exchange offer, we reserve the right to withdraw the exchange offer, in which case your options will remain intact and exercisable for the time period set forth in your option agreement and you will receive no restricted stock units in exchange for them. If Emulex is acquired prior to the expiration of the exchange offer but does not withdraw the exchange offer, we (or the successor entity) will notify you of any material changes to the terms of the exchange offer or the new restricted stock units, including any adjustments to the purchase price and number of shares that will be subject to the restricted stock units. Under such circumstances, the type of security and the number of shares covered by your restricted stock unit award would be adjusted based on the consideration per share given to holders of our common stock in connection with the acquisition. As a result of this adjustment, you may receive restricted stock units covering more or fewer shares of the acquiror’s common stock than the number of shares subject to the eligible options that you tendered for exchange or than the number you would have received pursuant to the restricted stock units if no acquisition had occurred.
     Events Occurring After the Restricted Stock Unit Grant Date. Under the terms of the Equity Incentive Plan, if we are acquired by another company (by merger, sale of assets or sale of stock) after your tendered option grants are accepted for exchange and cancelled and the restricted stock units are granted but before the units vest, those units may be assumed by the acquiring company, in which event they would continue to vest in accordance with the vesting schedule in effect for them immediately prior to the acquisition. Any stock you receive upon the subsequent vesting of the assumed restricted stock units will likely be stock of the acquiror based on the exchange ratio in effect for the acquisition. If the restricted stock units are not assumed or otherwise continued, then, at the discretion of the Compensation Committee, those units may vest on an accelerated basis immediately prior to the acquisition and be converted into the right to receive the same consideration payable per share of common stock to our stockholders in the acquisition.
     A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the exchange offer might be deprived of the benefit of the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those option holders who did not participate in this exchange offer and retained their original options.
     Finally, if another company acquires us, that company, as part of the transaction or otherwise, may decide to terminate some or all of our employees before the completion of this option exchange program. Termination of your employment for this or any other reason before the restricted stock unit grant date means that the tender of your eligible options will not be accepted, you will keep your tendered options in accordance with their original terms, and you will not receive any restricted stock units or other benefit for your tendered options.
9.	INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS INVOLVING STOCK OPTIONS.
     A list of officers and members of our Board of Directors is attached to this exchange offer as Appendix A. Under the terms of this exchange offer as approved by our Board and stockholders, members of our Board of Directors, our Exchange Act Section 16 officers (who are listed on Appendix A of this exchange offer) and our consultants will not be eligible to participate.
     As of May 27, 2009, our directors and executive officers as a group (11 persons) held options to purchase a total of 4,233,026 shares of our common stock, which represented approximately 35% of the shares of common stock underlying all of our options outstanding as of May 27, 2009.
     Attached to this exchange offer as Appendix B is a table that sets forth information regarding the beneficial ownership of Emulex stock options outstanding as of May 27, 2009 by our executive officers and directors, none of whom is permitted to participate in this exchange offer.
     During the 60 days prior to June 9, 2009, our directors and executive officers participated in the following transactions involving options to purchase shares of our common stock or restricted stock units:
•	On May 18, 2009, Bruce Edwards, a director of Emulex, acquired a restricted stock award of 7,000 shares of our common stock granted under the Emulex Corporation 1997 Stock Award

Plan for Non-Employee Directors, which award vests 50% six months from grant date, 25% nine months from grant date and 25% one year from grant date; and
•	On June 2, 2009, we withheld a total of 12,870 shares of common stock from a restricted stock award previously granted to Jeff Benck, our Executive Vice President and Chief Operating Officer, to satisfy his tax withholding obligations upon the vesting of that award.
     Except as described above, during the 60 days prior to June 15, 2009, there have been no transactions involving options to purchase shares of our common stock or restricted stock units by Emulex or, to the best of our knowledge, by our executive officers, directors and other affiliates.
     There is no agreement, arrangement or understanding between Emulex or, to the best of our knowledge, any of our executive officers or members of our Board of Directors, and any other person for the purchase or acquisition from Emulex of any of our securities, except for the following as of June 15, 2009:
•	an aggregate of 1,948,574 shares of our common stock available for issuance under our equity incentive plans; and

•	an aggregate of 1,312,460 shares of our common stock available for issuance under our employee stock purchase plan.
10.	STATUS OF OPTIONS ACQUIRED BY US IN THIS OFFER; ACCOUNTING CONSEQUENCES OF THIS OFFER.
     On the expiration date of this exchange offer, we will cancel the eligible options tendered, and the shares of common stock underlying such eligible options issued under the Equity Incentive Plan will be added to the number of shares available for issuance under the Equity Incentive Plan. Assuming the exchange of all of the eligible options for restricted stock units, an aggregate of 5,829,881 options will be returned to the reserved share pool under the Equity Incentive Plan, while approximately 377,747 restricted stock units will be issued, resulting in an increase in the number of shares available for issuance under the Equity Incentive Plan of approximately 5,452,134 shares.
     Under Statement of Financial Accounting Standards No. 123 (Revised), Share-Based Payment (“SFAS 123R”), we would be required to recognize as an expense the grant of restricted stock units to the extent that the number of shares underlying the restricted stock units multiplied by the last reported sales price of our common stock on the grant date of the restricted stock units exceeds the fair value of the eligible options immediately before their cancellation, with such expense amortized over the vesting periods of such granted restricted stock units. However, due to a number of factors, including but not limited to our inability to predict which or how many eligible options will be exchanged, or what the future market price of our common stock will be on the grant date of the restricted stock awards, we cannot predict what exact charge to earnings might result from the exchange offer.
11.	BROADCOM TENDER OFFER
     On May 5, 2009, Broadcom, through Purchaser, launched the Broadcom Offer. While the timing of the Broadcom Offer overlaps with the exchange offer, the Broadcom Offer is distinct and is not related to the exchange offer. The exchange offer was approved by the stockholders of Emulex at Emulex’s annual meeting of stockholders held on November 19, 2008, which occurred prior to the launch of the Broadcom Offer.
12.	LEGAL MATTERS; REGULATORY APPROVALS.
     We are not aware of any license or regulatory permit material to our business that might be adversely affected by this exchange offer, or of any approval or other action by any government or regulatory authority or agency, other than SEC review, that is required for the exchange of eligible options for restricted stock units. If any other approval, exemptive filing, notice filing or action should be required, we presently intend to seek the approval, make such filing or take the action. This could require us to delay the acceptance of any eligible options that you elect to exchange. We cannot assure you that we would be able to obtain any required approval, make such filing or take any other required action. Our obligation under this exchange offer to accept exchanged eligible options and to issue restricted stock units is subject to the conditions described in section 6 of this exchange offer.
13.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
     The following is a general summary of the material U.S. federal income tax consequences applicable to the tender of eligible options pursuant to this exchange offer and the grant of restricted stock units in exchange. This discussion is based on the U.S. Internal Revenue Code, the relevant legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of this exchange offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders, including our international employees. Tax laws change frequently, and sometimes retroactively, and vary with your individual circumstances. If you are subject to tax laws in more than one jurisdiction, you should be aware that there may be tax consequences that may apply to you in more than one jurisdiction. You also may be subject to state or local income taxes and should refer to the applicable laws in those jurisdictions.
     Holders of eligible options who are subject to taxation in countries other than the United States, whether by reason of their nationality, residence or otherwise, should consult with their individual tax advisors as to the consequences of their participation in this exchange offer.
     Exchange of Options for Restricted Stock Units. If you exchange outstanding options for restricted stock units, you will not recognize any taxable income for federal income tax purposes at the time of the exchange. The exchange will be treated as a non-taxable exchange.
     Grant of Restricted Stock Units. You will not be required to recognize any taxable income for U.S. federal income tax purposes when the restricted stock units are granted to you. The grant of non-transferrable restricted stock units is not a taxable event.
     Issuance of Shares upon Vesting of Restricted Stock Units. You will recognize ordinary income when you vest in the restricted stock units and the underlying shares of our common stock become issuable to you. The amount of such income will be equal to the fair market value of those shares on the date of vesting. The fair market value per share of common stock will be equal to the closing selling price of our common stock as reported on the New York Stock Exchange on the vesting date or if such vesting date occurs on a weekend or a market holiday, on the immediately preceding trading day. You must immediately satisfy the income, FICA and Medicare withholding taxes and other applicable employment taxes with respect to such income. You must pay the balance of the income taxes attributable to the shares issuable under your vested restricted stock units on or before the due date for your tax return for the calendar year of vesting, or if you are required to pay estimated taxes for that year, on the date these estimated payments are due. To the extent that a tendering option holder recognizes ordinary income, we will in general be entitled to a corresponding federal income tax deduction in the same dollar amount for the same calendar year.
     Sale of shares. Upon a subsequent sale or other taxable disposition of your shares, you will recognize a capital gain to the extent that the amount you realize from the sale or disposition of your shares exceeds their fair market value on the vesting date. If the amount realized from the sale or disposition is less than the fair market value of the shares on the vesting date, you will have a capital loss for income tax purposes equal to the difference. The capital gain or loss will be long-term if you hold the shares for more than one year after the vesting date.
     Withholding Taxes. At the times your restricted stock units vest, you will be subject to withholding taxes attributable to the income associated with the vesting of the restricted stock units. You will be responsible for paying these withholding taxes and, under the terms of your restricted stock unit agreement, these payments can either be made by you in cash or, in most cases, by withholding otherwise distributable shares of common stock with a fair market value equal to your withholding obligations.
     Depending on your personal tax situation, you may owe taxes on the shares above and beyond the amount of withholding tax that you pay in cash or cover by means of withholding otherwise distributable shares of common stock. If you fail to pay the proper amount of taxes or if you fail to pay on time, you may be subject to tax penalties and interest, which will be your responsibility to pay.
     Effect on Incentive Stock Options Not Tendered. If you hold stock options which are incentive stock options under the U.S. federal tax laws, we do not believe that this exchange offer will affect the tax status of those incentive stock options if you decide not to accept this exchange offer. However, if the expiration date of this offer is extended such that the exchange offer is open for 30 calendar days or more, long-term capital gain treatment with respect to the disposition of stock acquired upon exercise of those incentive stock options may require extended holding periods.
     We recommend that you consult your own tax advisor with respect to the U.S. federal, state and local tax consequences of participating in the exchange offer, and any foreign tax laws that may apply to you.
     If you choose not to tender your eligible options, we also recommend that you consult with your own tax advisor to determine the tax consequences applicable to the exercise of the eligible options you do not tender and to the subsequent sale of the common stock purchased under those options.
14.	EXTENSION OF THIS OFFER; TERMINATION; AMENDMENT.
     We may, at any time prior to the expiration date of this exchange offer, extend the period of time during which this exchange offer is open and delay accepting any tendered eligible options by announcing the extension and giving oral or written notice of the extension to eligible employees.
     You may withdraw your options at any time before the expiration date of this exchange offer by following the procedures described in section 4.
     Additionally, in accordance with the legal requirements for tender offers, you may withdraw any options you elected to exchange if after forty (40) business days after the commencement of this exchange offer, we have not yet closed this exchange offer and we have not accepted for exchange all eligible options you elected to exchange. The date of the fortieth (40th) business day after the commencement of this exchange offer is August 10, 2009.
     We may, at any time prior to the expiration date of this exchange offer, terminate, postpone or amend this exchange offer. To postpone accepting or canceling eligible options, we must announce the postponement and give oral or written notice of the postponement to the eligible employees. Our right to postpone accepting and canceling eligible options may be limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we pay the consideration offered or return the eligible options promptly after we terminate or withdraw this exchange offer.
     Subject to applicable law, we may amend this exchange offer in any way, including decreasing or increasing the consideration offered in this exchange offer to eligible employees or by decreasing or increasing the number of eligible options to be exchanged or surrendered in this exchange offer. We may amend this exchange offer at any time prior to the expiration of this exchange offer by announcing the amendment. If we extend the length of time during which this exchange offer is open, the amendment must be announced no later than 9:00 a.m. Eastern time (6:00 a.m. California time) on the next business day after the last previously scheduled or announced expiration date for this exchange offer. Any announcement relating to this exchange offer will be sent promptly to eligible employees in a manner reasonably designed to inform eligible employees of the change.

     If we materially change the terms of this exchange offer or the information concerning this exchange offer, or if we waive a material condition of this exchange offer, we will extend this exchange offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules require that the minimum period during which a tender or exchange offer must remain open following material changes in the terms of the exchange offer or information concerning the exchange offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.
     In addition, if we decide to take any of the following actions, we will publish a notice electronically or otherwise inform you in writing of such action and keep the exchange offer open for at least 10 business days after the date of such notification: (a) we increase or decrease the amount of consideration offered for the eligible options; or (b) we increase or decrease the number of eligible options that may be tendered in this exchange offer.
15.	FEES AND EXPENSES.
     We will not pay any fees or commissions to any broker, dealer or other person pursuant to this exchange offer.
16.	ADDITIONAL INFORMATION.
     This exchange offer document is part of a Tender Offer Statement on Schedule TO that we have filed with the Securities and Exchange Commission (“SEC”). This exchange offer does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to exchange your eligible options:
     (a) our Annual Report on Form 10-K for our fiscal year ended June 29, 2008, filed with the SEC on August 20, 2008;
     (b) our Quarterly Report on Form 10-Q for our quarter ended March 29, 2009, filed with the SEC on April 29, 2009;
     (c) our current reports on Form 8-K filed with the SEC since the end of our last fiscal year;
     (d) our definitive proxy statement for our 2008 annual meeting of stockholders, filed with the SEC on October 14, 2008; and
     (e) The description of our common stock and common stock purchase rights contained in any registration statement on Form 8-A filed by us under the Exchange Act, and any amendment or report filed for the purpose of updating any such description.
     Notwithstanding the statement to the contrary in the offer, no additional documents filed by us with the SEC between the date of the exchange offer and the expiration date of the exchange offer will be incorporated by reference into the exchange offer.
     We are subject to the information requirements of the Exchange Act. Accordingly, we file annual, quarterly and periodic reports, proxy statements and other information with the SEC relating to our business, financial statements and other matters. You may read and copy any documents we have filed with the SEC at prescribed rates at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to you free of charge at the SEC’s web site at http://www.sec.gov and our Exchange Act filings are also available at our web site at http://www.emulex.com.

     Our common stock is currently quoted on the New York Stock Exchange under the symbol “ELX”.
     We will also provide without charge to each person to whom we deliver a copy of this exchange offer, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:
Joyce Shinn
3333 Susan Street
Costa Mesa, California 92626
Phone: (714) 662-5600
Fax: (714) 641-0172
Email: joyce.shinn@emulex.com
     As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this exchange offer to exchange, you should rely on the statements made in the most recent document.
     The information contained in this exchange offer about us should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this exchange offer.
17.	FINANCIAL STATEMENTS
     The financial information, including financial statements and the notes thereto, included in our Annual Report on Form 10-K for our fiscal year ended June 29, 2008 and Quarterly Reports on Form 10-Q for our fiscal quarter ended March 29, 2009 are incorporated herein by reference. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in section 16 of this exchange offer.
     We had a book value per share of $7.05 on March 29, 2009 (calculated using the book value as of March 29, 2009, divided by the number of outstanding shares of our common stock as of March 29, 2009).
     The following table sets forth our ratio of earnings to fixed charges for the periods specified:

			Nine Months Ended
	July 1, 2007	June 29, 2008	March 29, 2009
Ratio of earnings to fixed charges	50.9	2,107.1	427.7
     The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For the purposes of computing the ratio of earnings to fixed charges, earnings consist of pre-tax income from continuing operations and adding fixed charges excluding capitalized interest. Fixed charges consist of interest expense, amortized premiums, discounts, and capitalized expenses related to indebtedness, and an estimate of interest within rental expense.
18.	MISCELLANEOUS
     We are not aware of any jurisdiction where the making of this exchange offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of this exchange offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the exchange offer will not be made to, nor will options be accepted from the option holders residing in such jurisdiction.

     We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange your eligible options through this exchange offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with this exchange offer other than the information and representations contained in this exchange offer and in the related exchange offer documents. If anyone makes any recommendation or representation to you or gives you any information in connection with this exchange offer, you must not rely upon that recommendation, representation or information as having been authorized by us.
RISKS YOU SHOULD CONSIDER WHEN MAKING YOUR DECISION
     Accepting our offer to exchange all or a portion of your eligible options involves a number of potential risks. Described below are some of the most significant risks of participating in the exchange program. Such risks include risks relating to the terms of the exchange offer itself. In addition, you should also be aware of risks regarding our business and common stock, because an analysis of such risks may affect your decision whether or not to participate in the exchange offer. You should carefully consider the risks described below before deciding to exchange all or a portion of your eligible options. We urge all employees to read the remainder of this exchange offer and the documents incorporated by reference in this exchange offer and to speak with your personal financial and tax advisors before deciding whether to accept our offer with respect to all or a portion of your eligible options.
Risks Related to the Exchange Offer
If our stock price increases after the date that your tendered eligible options are cancelled, the restricted stock units that you receive in this exchange offer may be worth less than the options you exchange.
     It is possible that, over time, the eligible options you currently hold would have a greater value than any restricted stock units that you may receive in this exchange offer. In other words, if you tender your eligible options for exchange and cancellation and the price of our common stock increases above the exercise price of your eligible options during the term of such options, the value of the lesser number of restricted stock units that you receive in exchange for your greater number of tendered options may be less than the value of the common stock you would have received upon exercise of your eligible options. Therefore, we cannot guarantee that the value of the restricted stock units that you receive in this exchange offer will be higher than what you would receive if you do not exchange your eligible options. Further, we cannot guarantee that the value of the restricted stock units at the time they vest will be higher than or equal to the value of the restricted stock units at the time you receive your award.
If your employment with Emulex is terminated after your eligible options are cancelled but before we grant the restricted stock units, you will not receive any of the restricted stock units you otherwise would have received if you were still employed by Emulex on the replacement grant date.
     Once your options are cancelled, you have no further rights to them. Accordingly, if your employment terminates, whether voluntarily or involuntarily, after we have cancelled your eligible options but before the restricted stock units are granted, you will have lost all rights to and benefits of the cancelled options. You will lose these rights even if the surrendered options were fully vested. In addition, you will not receive the restricted stock units you would have received if you were still employed by Emulex on the replacement grant date. Therefore, you could lose all of the benefits you expected to receive by participating in the stock option exchange program.
If you elect to participate in this exchange offer, you should consider the tax consequences.
     U.S. employees will recognize ordinary income when the restricted stock units vest and the underlying shares become issuable; such income will be subject to all withholding taxes as well as other personal taxes attributable to such income. In some countries, the exchange of eligible options and/or the grant of restricted stock units will also be a taxable event. All option holders including those subject to taxation in a foreign jurisdiction should consult with their own personal tax advisors as to the tax consequences of their participation in this exchange offer.
If we are acquired by or merge with another company, your cancelled options might be worth more than the restricted stock units that you receive in exchange for them.
     A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the exchange offer might receive less of a benefit from the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those option holders who did not participate in this exchange offer and retained their original options.
Furthermore, a transaction involving us, such as a merger or other acquisition, could result in a reduction in our workforce. If your employment with us terminates before your restricted stock units vest, you will not receive any value from your restricted stock units.
Risks Related to Our Common Stock
Our stock price is volatile.
     Prior to electing to exchange existing options for restricted stock units, you should compare the price at which our common stock is trading in the market to the exercise price of your existing options. Our common stock trades on the New York Stock Exchange under the symbol “ELX.” On May 27, 2009, the closing price of our common stock on the NYSE was $10.70 per share.
     The stock market in general and the stock prices in technology based companies in particular have experienced extreme volatility that often has been unrelated to the operating performance of any specific public company. The market price of our common stock has fluctuated in the past and is likely to fluctuate in the future as well. For example, during calendar year 2009 through May 27, 2009, the closing sales price of our common stock ranged from a low of $4.53 per share to a high of $10.88 per share. Factors that could have a significant impact on the market price of our stock include, but are not limited to, the following:
•	Quarterly variations in operating results;

•	Announcements of new products by us or our competitors;

•	The gain or loss of significant customers or design wins;

•	Changes in analysts’ earnings estimates;

•	Changes in analyst recommendations, price targets, or other parameters that may not be related to earnings estimates;

•	Rumors or dissemination of false information;

•	Pricing pressures;

•	Short selling of our common stock;

•	General conditions in the computer, storage, or communications markets;

•	Events affecting other companies that investors deem to be comparable to us; or

•	Offers to buy the Company for a premium over recent trading price.

     In addition, the Broadcom Offer to acquire all of the shares of our common stock has resulted in volatility in the price of our common stock. Other developments and announcements related to the Broadcom Offer or any other proposal by any third party to acquire the outstanding shares of our common stock may result in further volatility in the price of our common stock. If an acquisition does not occur, for any reason, the market price of our common stock may decline. In addition, our stock price may decline as a result of the fact that we have been required to incur, and will continue to be required to incur, significant expenses related to the Broadcom Offer.
     In the past, companies, including us, that have experienced volatility in the market price of their stock have been subject to securities class action litigation. If we were to be the subject of similar litigation in the future or experience unfavorable outcomes in any of our pending litigation, it could have a material adverse effect on our business, results of operations, and financial condition. Such litigation would also divert management’s attention from other business matters.
Our shareholder rights plan, certificate of incorporation and Delaware law could adversely affect the performance of our stock.
     Our shareholder rights plan and provisions of our certificate of incorporation and of the Delaware General Corporation Law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. The shareholder rights plan and these provisions of our certificate of incorporation and Delaware law are intended to encourage potential acquirers to negotiate with us and allow our board of directors the opportunity to consider alternative proposals in the interest of maximizing stockholder value. However, such provisions may also discourage acquisition proposals or delay or prevent a change in control which could harm our stock price.
Risks Related to Our Business
     Information concerning risk factors related to our business is included in our Annual Report on Form 10-K for the fiscal year ended June 29, 2008 and our Quarterly Reports on Form 10-Q for the fiscal quarter ended March 29, 2009 and is incorporated by reference herein. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the risks actually occur, our business could be harmed. In that event, the trading price of our common stock could decline.

APPENDIX A
INFORMATION ABOUT THE DIRECTORS AND EXECUTIVE OFFICERS OF EMULEX
     The executive officers and members of the board of directors of Emulex and their positions and offices as of May 27, 2009, are set forth in the following table:

Name	Position and Offices Held
Paul F. Folino	Executive Chairman
James M. McCluney	Chief Executive Officer, President and Director
Fred B. Cox	Chairman Emeritus of Emulex and Director
Michael P. Downey	Director
Bruce C. Edwards	Director
Robert H. Goon	Director
Don M. Lyle	Director
Dean A. Yoost	Director
Jeffrey W. Benck	Executive Vice President, Chief Operating Officer
Marshall D. Lee	Executive Vice President, Engineering
Michael J. Rockenbach	Executive Vice President, Chief Financial Officer, Secretary, and Treasurer
     The business address of each director and executive officer is: c/o Emulex Corporation, 3333 Susan Street, Costa Mesa, California 92626. The business telephone number of each director and executive officer is (714) 662-5600.

A-1

APPENDIX B
OPTIONS BENEFICIALLY OWNED BY OUR DIRECTORS AND EXECUTIVE OFFICERS
     The following table sets forth the beneficial ownership of each of our current Section 16 executive officers and directors of options as of May 27, 2009. The percentages in the tables below are based on the total number of outstanding options (i.e., whether or not eligible for exchange) to purchase our common stock, which was 12,204,793 as of May 27, 2009.

			Percentage
		Number of	of Total
		Options	Outstanding
Name	Position	Outstanding	Options
Paul F. Folino	Executive Chairman	1,943,347	15.9%
James M. McCluney	Chief Executive Officer, President and Director	677,346	5.6%
Fred B. Cox	Chairman Emeritus of Emulex and Director	130,000	1.1%
Michael P. Downey	Director	130,000	1.1%
Bruce C. Edwards	Director	230,000	1.9%
Robert H. Goon	Director	110,000	*
Don M. Lyle	Director	130,000	1.1%
Dean A. Yoost	Director	80,000	*
Jeffrey W. Benck	Executive Vice President, Chief Operating Officer	—	*
Marshall D. Lee	Executive Vice President, Engineering	190,000	1.6%
Michael J. Rockenbach	Executive Vice President, Chief Financial Officer, Secretary, and Treasurer	612,333	5.0%

*	Less than 1%
Our Section 16 executive officers and members of our board of directors as of the commencement of the exchange offer are not eligible to participate in this exchange offer.

B-1

Exhibit 99.(a)(1)(B)
FROM: James M. McCluney
SUBJECT: Emulex Corporation Offer to Exchange Certain Outstanding Options for Restricted Stock Units
DATE: June 15, 2009
     Emulex Corporation (the “Company”) is happy to offer you the opportunity to participate in an offer to exchange certain of your outstanding options for restricted stock units (the “exchange offer”). Many of the currently outstanding stock options held by our employees are “underwater,” which means that the per share exercise prices of such stock options are greater than the current market price of our common stock. In recognition of the fact that equity awards are a valuable motivation and retention tool and, as such, help to align employee and stockholder interests, the Board of Directors and our stockholders have approved the exchange offer, which will allow you to exchange certain stock options for restricted stock units to be granted under the Company’s 2005 Equity Incentive Plan (the “Equity Incentive Plan”). A restricted stock unit is essentially a promise by us to issue common stock to you in the future, as described below, and is structured to help insure that you receive appropriate incentive to continue to help grow our business.
     You will be receiving in the mail a packet of documents relating to this exchange offer, including a hard copy of this letter along with the Offer to Exchange Certain Outstanding Options for Restricted Stock Units (the “Offer to Exchange”), an election form and a withdrawal form. (For most employees this packet will be mailed to your work address, however for some employees, it will be sent to your home address.) It is very important that you read and try to understand and act on the materials included in that packet. The various summaries in this letter and Offer to Exchange are a good starting point. We urge you to take the time to study the materials, ask any questions that will help you better understand the materials, and make an informed decision whether or not to participate. If you do nothing, you will effectively be making a decision not to participate in the exchange offer and you will retain your current stock options under their current terms and conditions, including their exercise prices.
•	A restricted stock unit is an equity grant valued in terms of our common stock, but shares of common stock are not issued at the time of the grant of a restricted stock unit. Instead, after you satisfy any vesting requirements, such as continued employment with or service to the Company, we will distribute to you the number of shares of common stock equal to the number of vested restricted stock units (less a number of shares necessary to satisfy any withholding tax obligations).

•	You may only exchange outstanding options that have an exercise price equal to or greater than $14.11 per share.

•	The number of restricted stock units you will receive will depend on the exercise price of your eligible options and will be based on the exchange ratios set forth in the Offer to Exchange.

•	The restricted stock units will vest in three (3) annual installments: 30% on the first anniversary of their grant date, 30% on the second anniversary of their grant date and 40% on the third anniversary of their grant date.

•	If you become ineligible to participate in the Equity Incentive Plan (for example, by terminating your employment with the Company) before any of your restricted stock units vest, you will forfeit the award.